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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements (Nos. 33-60982, 33-63139, 33-64127, 33-64329, 33-64525 and 333-16985) on Form S-3 of TCI Communications,
Inc. of our report dated March 7, 1997 on the financial statements of American PCS, L.P. (a Delaware Limited Partnership) as of and for the year ended December 31, 1996 referred to in the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, which appear in the Annual Report on Form 10-K of TCI Communications, Inc. for the year ended December 31, 1996.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Washington, D.C.
March 25, 1997